CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement filed on Form N-2 by the Private Debt & Income Fund and to the use of our report dated March 5, 2025 on the financial statements of the Private Debt & Income Fund, appearing in Form N-2 for the period ended February 10, 2025, which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

February 18, 2026